Exhibit 4

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: PITT PENN HOLDING COMPANY, INC., et al.[1] Debtors.	Chapter 11 Case No. 09-11475 (BLS) (Jointly Administered)

SECOND AMENDED2 JOINT CHAPTER 11

PLAN OF REORGANIZATION FOR INDUSTRIAL

ENTERPRISES OF AMERICA, INC., AND ITS

SUBSIDIARIES PROPOSED BY DEBTORS’ SECURED LENDER

Dated:	March 4, 2013	Robert J. Dehney (DE Bar No. 3578)
	Wilmington, Delaware	Matthew B. Harvey (DE Bar No. 5186)
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
1201 North Market Street, 18th Floor
P.O. Box 1347
Wilmington, DE 19899-1347
Telephone: (302) 658-9200
Facsimile: (302) 425-4673
Email: rdehney@mnat.com; mharvey@mnat.com

-and-

Edward J. Peterson, III (FL Bar No. 014612)
Amy Denton Harris (FL Bar No. 0634506)
STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
110 E. Madison Street, Suite 200
Tampa, Florida 33602
Telephone: (813) 229-0144
Facsimile: (813) 229-1811
Email: epeterson@srbp.com; aharris@srbp.com

Counsel for the Plan Proponent

[1]	The Debtors are: Pitt Penn Holding Co. (Case No. 09-11475), Pitt Penn Oil Co. LLC (Case No. 09-11476), Industrial Enterprises of America, Inc. (Case No. 09-11508), EMC Packaging, Inc. (Case No. 09-11524), Today’s Way Manufacturing LLC (Case No. 09-11586), and Unifide Industries LLC (Case No. 09-11587).
[2]	The Plan Proponent files this second amended plan to, inter alia, incorporate the settlement with Beryl Zyskind, as set forth herein, and to clarify the treatment of Class F.

This Joint Chapter 11 Plan of Reorganization for Industrial Enterprise of America, Inc., and its subsidiaries (the “Plan”) is filed pursuant to Title 11 of the United States Code (the “Bankruptcy Code”) by OMTAMMOT, LLC (the “Plan Proponent”), the secured lender to the Debtors in the above-captioned chapter 11 bankruptcy cases. The Plan is proposed on behalf of each of Pitt Penn Holding Co. (Case No. 09-11475), Pitt Penn Oil Co. LLC (Case No. 09-11476), Industrial Enterprises of America, Inc. (Case No. 09-11508), EMC Packaging, Inc. (Case No. 09-11524), Today’s Way Manufacturing LLC (Case No. 09-11586), and Unifide Industries LLC (Case No. 09-11587) (each, a “Debtor,” and collectively, the “Debtors”). The purpose of the Plan is to resolve all outstanding Claims against, and Interests in, all of the Debtors in each of their chapter 11 cases.

The Plan provides for the payment in full (including appropriate post-petition interest) of all Allowed Claims of Claimants against Industrial Enterprises of America, Inc. (“IEAM”), the retention of common stock by all common stockholders of IEAM, and the treatment of all Allowed subordinated Claims against IEAM consistent with section 510(b) of the Bankruptcy Code. Under the terms of the Plan, and other than with respect to Claims of the Plan Proponent, all Allowed Claims against and Allowed Interests in IEAM are unimpaired. Accordingly, pursuant to section 1126(f) of the Bankruptcy Code, all holders of Claims against and Interests in IEAM are conclusively deemed to have accepted the Plan and are not entitled to vote on the Plan.

With respect to each of the remaining Debtors (the “Subsidiary Debtors”), the Plan provides for payment in full of all Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Non-Tax Priority Claims against each such Subsidiary Debtor, and provides a 30% distribution to Allowed General Unsecured Claims against each such Subsidiary Debtor in settlement of all asserted issues pertaining to substantive consolidation and/or intercompany claims.

The Plan constitutes a separate chapter 11 plan for each Debtor. If the Plan does not receive sufficient accepting votes from eligible Claimants of one or more of the Subsidiary Debtors, the Plan Proponent will nonetheless seek confirmation of the Plan with respect to (i) IEAM and (ii) any of the Subsidiary Debtors for which sufficient accepting votes from eligible Claimants are received.

Moreover, if no holder of a Claim in a Class of Claims eligible to vote in a particular Class timely submits a ballot to accept or reject the Plan, then the applicable Class will be deemed to have accepted the Plan. Accordingly, you should timely submit a ballot accepting or rejecting the Plan for any such Class.

The Plan constitutes the Plan Proponent’s request for confirmation of the Plan with respect to each of the Debtors.

Please refer to the Disclosure Documents (as defined below) for further information regarding this Plan and competing plans.

The Plan Proponent reserves the right to alter, amend, modify, revoke or withdraw the Plan, in whole or in part, prior to its substantial consummation in accordance with the terms hereof, the Confirmation Order, and the Bankruptcy Code.

ARTICLE 1:	DEFINITIONS

As used in this Plan, each of the terms listed below shall have the meaning given to it in this Article (such meaning to be equally applicable to the singular and plural form of the term defined unless the context otherwise requires). Any term defined in the Bankruptcy Code and not otherwise defined herein shall have the meaning specified in the Bankruptcy Code unless the context otherwise requires.

1.1 “Administrative Claim” means a Claim allowable under Bankruptcy Code section 503(b), other than a Priority Tax Claim or a Non-Tax Priority Claim.

1.2 “Allowed” means, with respect to any Claim: (a) a Claim that has been allowed by a Final Order; or (b) a Claim for which a proof of claim complying with Bankruptcy Rule 3001 has been timely filed with the Bankruptcy Court or scheduled by a Debtor in its Schedules as neither unliquidated, disputed nor contingent and as to which Claim (i) no objection to the allowance thereof has been or shall be interposed within the period of time fixed by the Plan, the Code, the Bankruptcy Rules or orders of the Bankruptcy Court, or (ii) as to which Claim either an objection to the Claim or an application to amend the Schedules with respect to a Scheduled Claim has been interposed, which objection or application has been resolved in favor of the Claimant holding such Claim. Unless otherwise specified in the Plan, an Allowed Claim shall not include interest on such Claim, or any fees, costs or charges provided for under the agreement under which such Claim arose, accruing or arising on or after the applicable Petition Dates.

1.3 “Allowed Zyskind Claim” means the Allowed IEAM General Unsecured Claim held by Zyskind in the amount of $4,700,000.00 arising from the Zyskind Settlement.

1.4 “Avoidance Actions” means Causes of Action arising under Bankruptcy Code sections 502, 510, 544, 545, 547, 548, 550, 551 or 553(b), or under related state or federal statutes and common law, including, without limitation, fraudulent transfer laws, whether or not litigation is commenced to prosecute such Causes of Action.

1.5 “Bankruptcy Code” means title 11 of the United States Code as effective on the Petition Date, or as amended and made retroactive to these Cases.

1.6 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or, to the extent the reference of any proceeding in these Cases is withdrawn, the United States District Court for the District of Delaware.

1.7 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time.

1.8 “Bar Date” means the last date(s) fixed by order(s) of the Bankruptcy Court, the Code, the Bankruptcy Rules or the Plan for the filing of proofs of claim.

1.9 “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks of Wilmington, Delaware are authorized by law to close.

1.10 “Cases” means the jointly administered reorganization cases of the Debtors under Chapter 11 of the Bankruptcy Code.

1.11 “Cash” means cash and cash equivalents and other readily marketable instruments.

1.12 “Causes of Action” means any and all claims, actions, proceedings, causes of action, Avoidance Actions, suits, accounts, controversies, agreements, promises, rights of action, rights to legal remedies, rights to equitable remedies, rights to payment and Claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, that any Debtor and/or estate may hold against any Person, but excluding those released, exculpated or waived pursuant to the Plan, the Confirmation Order and any other Final Order of the Bankruptcy Court.

1.13 “Chapter 11” means Chapter 11 of the Bankruptcy Code.

1.14 “Claim” means a Claim (as such term is defined in Bankruptcy Code section 101(5)) against any Debtor and/or, pursuant to Bankruptcy Code section 102(2), against the property of any Debtor.

1.15 “Claimant” means the holder of a Claim.

1.16 “Claims Objection Deadline” has the meaning set forth in section 7.1 of the Plan.

1.17 “Class” means a group of Claims, consisting of Claims which are substantially similar to each other, as classified pursuant to the Plan and Bankruptcy Code sections 1122 and 1123(a)(l).

1.18 “Code” means Title 11 of the United States Code, as now in effect or hereafter amended.

1.19 “Confirmation Date” means the date on which the Confirmation Order is entered by the Bankruptcy Court, as a Final Order.

1.20 “Confirmation Hearing” means the date the Bankruptcy Court commences the hearing to consider confirmation of the Plan.

1.21 “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

1.22 “Debtors” means those entities as set forth in footnote 1 to the case-caption of this Plan.

1.23 “Disclosure Documents” means the Disclosure Statement and any other disclosure or solicitation materials approved by the Bankruptcy Court for distribution to holders of Claims and Interests in connection with the Plan.

1.24 “Disclosure Statement” means the Third Amended and Restated Disclosure Statement filed by the Debtors, as it may be amended, modified or supplemented from time to time.

1.25 “Disputed Claim” means a Claim (i) that has been listed on the Schedules as unliquidated, contingent or disputed; or (ii) as to which an objection has been or shall be timely filed by Debtors or any other party in interest and not been determined by a Final Order.

1.26 “Effective Date” means thirty days after (i) the date of Confirmation Order becomes a Final Order, or (ii) the date on which all conditions to the effectiveness of the Plan are satisfied or waived whichever is last to occur.

1.27 “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

1.28 “Existing IEAM Interests” means the shares of common stock of IEAM issued and outstanding as of the Petition Date of IEAM.

1.29 “Final Order” means (a) an order, judgment or other decree issued by the Bankruptcy Court and entered on its docket that has not been reversed, stayed, modified or amended, and as to which the time to appeal, petition for certiorari or seek reargument or rehearing has expired, and as to which no appeal, petition for certiorari, reargument or rehearing is pending, or as to which any right to appeal, petition for certiorari or seek reargument or rehearing has been waived in writing, or, if an appeal, certiorari, reargument or rehearing thereof has been sought, the order, judgment or decree of the Bankruptcy Court has been affirmed by the highest court to which the order, judgment or decree has been appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired; or (b) a stipulation or other agreement entered into which has the effect of a Final Order as defined in clause (a) of this section.

1.30 “General Unsecured Claim” means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, or a Secured Claim.

1.31 “Impaired” means, with respect to any Claim, Class or Interest that such Claim, Class or Interest is impaired within the meaning of Bankruptcy Code section 1124.

1.32 “IEAM” means Debtor Industrial Enterprises of America, Inc.

1.33 “IEAM General Unsecured Claims” means those General Unsecured Claims that are Claims against IEAM.

1.34 “IEAM Subordinated Claims” means any Claim against IEAM that is subordinated pursuant to section 510(b) of the Bankruptcy Code, including any Claim arising from the rescission or right of rescission of a purchase or sale of a security or Interest of IEAM or of an affiliate of IEAM, for damages arising from such purchase or sale of such security or Interest or for reimbursement or contribution on account of such Claim.

1.35 “Insider” means any Person who is a director, officer or person in control of any of the Debtors, or relative of any such Person, as defined in Bankruptcy Code section 101(31)(B).

1.36 “Interest” means the legal, equitable, contractual or other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and any option, warrant or other right to purchase, sell, subscribe for, or otherwise acquire or receive an ownership interest or other equity security in any Debtor.

1.37 “Lien” means, with respect to any of Debtor’s property, any mortgage, lien, pledge, charge, security interest, or other security device or encumbrance of any kind affecting such property.

1.38 “Litigation Cases” means any litigation commenced by any of the Debtors prior to or subsequent to the Effective Date in the Bankruptcy Court or any other court having jurisdiction over the claim or any derivative claim asserted by the Debtors against any person or entity.

1.39 “New Secured Note” means the note or other loan document or documents issued on account of the Prepetition Lender Secured Claims, which shall be secured by all assets of the Reorganized Debtors.

1.40 “Non-IEAM Interests” means all Interests in the Debtors owned by IEAM or other Debtors other than the Existing IEAM Interests.

1.41 “Non-Tax Priority Claim” means a Claim, other than an Administrative Claim or a Priority Tax Claim, that is entitled to priority under Bankruptcy Code section 507(a).

1.42 “Person” means a “person” within the meaning of Bankruptcy Code section 101(41).

1.43 “Petition” means each of the voluntary petitions under Chapter 11 of the Bankruptcy Code filed by each of the Debtors with the Bankruptcy Court, pursuant to which each of these Cases were commenced.

1.44 “Petition Date” means, with respect to each of the respective Debtors, the date of the filing of the Petition by each Debtor.

1.45 “Plan” means this Joint Chapter 11 Plan of Reorganization of Industrial Enterprises of America, Inc., and its Subsidiaries, as proposed by OMTAMMOT, LLC, as it may be amended, modified or supplemented from time to time.

1.46 “Plan Rate” means interest, compounded annually, running from the Petition Date through the Effective Date at the federal judgment rate which is .16% per annum pursuant to 28 U.S. C. § 1961. See http://www.federalreserve.gov/releases/h15/current/.

1.47 “Plan Supplement” means the supplement to the Plan that the Plan Proponent will file with the Bankruptcy Court and serve by the Plan Supplement Deadline, which shall include, but may not be limited to, the following: (i) a copy of the New Secured Note or a term sheet containing the essential terms thereof; (ii) the identities, affiliations and compensation for officers and directors of the Reorganized Debtors; (iii) Causes of Action to be preserved under the Plan; (iv) contracts and leases to be assumed; (v) to the extent necessary, corporate organizational documents.

1.48 “Plan Supplement Deadline” means the date by which the Plan Supplement shall be filed with the Bankruptcy Court, served, and made available upon request, which date shall be at fourteen (14) days before the Voting Deadline.

1.49 “Postpetition Interest” means interest on the Allowed Amount of a Claim from the Petition Date through the Effective Date at the Plan Rate or such other applicable rate as the parties may agree or the Court may determine pursuant to the procedures set forth in section 3.7 of the Plan.

1.50 “Prepetition Secured Loan” means the prepetition secured loan to the Debtors by Sovereign Bank, which is currently held by the Plan Proponent, OMTAMMOT, LLC.

1.51 “Prepetition Lender Secured Claims” means the Secured Claim of OMTAMMOT, LLC, in the current estimated amount of not less than approximately $6.25 million, plus additional interest and fees.

1.52 “Priority Tax Claim” means a Claim to the extent of the amount of such Claim which is entitled to priority under Bankruptcy Code section 507(a)(8).

1.53 “Professionals” means attorneys, accountants, appraisers, auctioneers and other professionals within the meaning of Bankruptcy Code section 327(a) employed by the Debtors with the Bankruptcy Court’s approval.

1.54 “Pro Rata Share” means, with respect to a given distribution to a particular Class, the amount to be paid on account of each Allowed Claim in the Class, which amount shall equal (i) the amount of such Allowed Claim, (ii) divided by the total amount of all Allowed Claims and disputed Claims in the Class, and (iii) multiplied by the total amount in such distribution to be paid or reserved on account of all Allowed Claims and Disputed Claims in the Class. For purposes of this Section, a Disputed Claim shall be deemed to be in the Class in which it will be included if it becomes an Allowed Claim.

1.55 “Rejection Damages Claim” means any Claim for damages arising by reason of the rejection of any executory contract or unexpired lease by operation of the Plan or pursuant to an order of the Bankruptcy Court.

1.56 “Reorganized Debtor(s)” means, individually, any reorganized Debtor (and its successors, successors-in-interests and/or assigns, whether by merger, assignment, consolidation) and, collectively, all reorganized Debtors (and their collective successors, successors-in-interests and/or assigns, whether by merger, assignment, consolidation) on or after the Effective Date.

1.57 “Reorganized IEAM” means Industrial Enterprises of America, Inc. (and its successors, successors-in-interests and/or assigns, whether by merger, assignment, consolidation) on or after the Effective Date.

1.58 “Scheduled” means, with respect to a Claim, listed on the Debtors’ Schedules.

1.59 “Schedules” means the schedules of assets and liabilities filed by Debtors with the Bankruptcy Court, pursuant to Bankruptcy Rule 1007(b)(l), and as they have been or may be amended from time to time.

1.60 “Secured Claim” means a Claim of a Claimant that is secured by a valid, perfected, enforceable and unavoidable Lien on property of a Debtor, or based on a valid and Court-approved Allowed Claim for setoff pursuant to Bankruptcy Code section 553, to the extent of the value of such Claimant’s interest in the Debtor’s interest in such property, or to the extent of the amount subject to setoff, as the case may be. The determination of the secured status of a claim defined herein may result from a determination made by the Bankruptcy Court pursuant to Bankruptcy Code section 506.

1.61 “Subsidiary Debtors” means all the Debtors except for IEAM.

1.62 “Subsidiary General Unsecured Claims” means those claims that are Claims against any Subsidiary Debtor.

1.63 “Unimpaired” means, with respect to a Claim, Class or Interest, a Claim, Class or Interest that is not impaired within the meaning of Bankruptcy Code section 1124.

1.64 “Unsecured Claim” means a Claim arising prior to the Petition Date against any of the Debtors that is neither a Secured Claim nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, which Claim may be a General Unsecured Claim or Subordinated Claim.

1.65 “Voting Deadline” means the deadline, as may be set by Court order, by which holders of Class F claims must cast a ballot to accept or reject the Plan,

1.66 “Zyskind” means Beryl Zyskind, an individual Claimant.

1.67 “Zyskind Claims” means those Claims arising from the 2004 loan and notes executed between Beryl Zyskind as lender and IEAM as borrower, including, but not limited to, those Claims arising from the Zyskind Judgment.

1.68 “Zyskind Judgment” means the judgment rendered by the New York Supreme Court in the case captioned Zyskind v. Industrial Enterprises of America, Inc., NY Supreme Court Index No. 602563/2006.

1.69 “Zyskind Settlement” means the settlement embodied by the allowance and treatment of the Zyskind Claims in this Plan, providing that Zyskind shall be granted the Allowed Zyskind Claim in full and final satisfaction of the Zyskind Claims.

ARTICLE 2:	SEPARATE PLANS; INTERCOMPANY SETTLEMENT; CLASSIFICATION OF CLAIMS AND INTERESTS

2.1 Intercompany Settlement; Elimination of Intercompany Claims. The Plan serves as a Motion by the Debtors seeking entry of an order approving an intercompany settlement of all potential or alleged intercompany claims and claims for substantive consolidation. Pursuant to such order (which may be the Confirmation Order): (i) all intercompany claims will disallowed and extinguished and (ii) Reorganized IEAM will provide sufficient Cash to fund distributions to Claimants against the Subsidiary Debtors as set forth herein.

2.2 Separate Plans. The Plan constitutes a separate chapter 11 plan for each Debtor. If the Plan does not receive sufficient accepting votes from eligible Claimants at one or more of the Subsidiary Debtors, the Plan Proponent will nonetheless seek confirmation of the Plan with respect to (i) IEAM and (ii) any of the Subsidiary Debtors for which sufficient accepting votes from eligible Claimants are received.

2.3 Classification of Claims and Interests. All Claims and Interests, Administrative Claims, and Priority Tax Claims are placed in the Classes set forth below. In accordance with Bankruptcy Code section 1123(a)(l), Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such unclassified Claims is set forth below in Sections 3.1-3.2 of the Plan.

2.4 Unclassified Claims. The following types of Claims are not classified and are not entitled to vote on the Plan:

(a)	Administrative Claims

(b)	Priority Tax Claims

2.5 Unimpaired Classes of Claims. The following Classes of Claims and Classes of Interests are Unimpaired under, and are accordingly deemed to have accepted, the Plan, and are therefore not entitled to vote on the Plan:

(a)	Class A. Non-Tax Priority Claims

(b)	Class B. Existing IEAM Interests

(c)	Class C. Existing Non-IEAM Interests

(d)	Class D: Prepetition Lender Secured Claims

(e)	Class E: IEAM General Unsecured Claims

(f)	Class G: IEAM Subordinated Claims

2.6 Impaired/Voting Classes of Claims. The following Classes of Claims are Impaired under the Plan, and are therefore entitled to vote on the Plan:

(a)	Class F: Subsidiary General Unsecured Claims[3]

ARTICLE 3:	TREATMENT OF CLAIMS AND INTERESTS

Nothing in this Plan, or the Disclosure Documents (including any liquidation analysis), or any addenda, amendments, exhibits, or supplements shall be deemed an admission by the Plan Proponent or the Debtors, or evidence of, the validity, priority, amount (or secured validity, priority or extent) of any Claim or Interest, and the Plan Proponent and the Reorganized Debtors fully reserve their right to object to any Claim or Interest on any and all grounds whatsoever.

3.1 Administrative Claims. Except to the extent that an Allowed Administrative Claim has been paid prior to the Effective Date, each holder of an Allowed Administrative Claim shall receive payment of the amount of such Allowed Administrative Claim in Cash on the Effective Date, or as soon as reasonably practicable thereafter, or immediately after entry of an order approving an application therefor if after the Effective Date, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim.

3.2 Priority Tax Claims. Except to the extent that an Allowed Priority Tax Claim has been paid prior to the Effective Date, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, equal monthly payments over a period of five (5) years from the Petition Date in an aggregate principal amount equal to the face amount of such Allowed Priority Tax Claim, with interest on the unpaid portion thereof at the rate of interest determined under applicable nonbankruptcy law as of the calendar month in which the Plan is confirmed.

3.3 Class A. Non-Tax Priority Claims. Except to the extent that an Allowed Non-Tax Priority Claim has been paid prior to the Effective Date, each holder of an Allowed Non-Tax Priority Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Non-Tax Priority Claim, payment of the amount of such Non-Tax Priority Claim in Cash on the Effective Date or as soon thereafter as reasonably practicable.

3.4 Class B. Existing IEAM Interests. Existing IEAM Interests are unimpaired and the holders of such Interests shall retain their Interests in Reorganized IEAM.

3.5 Class C. Existing Non-IEAM Interests. Existing Non-IEAM Interests are unimpaired and the holders of such Interests shall retain their Interests in Reorganized Debtors other than Reorganized IEAM.

[3]	For purposes of tabulating votes on the Plan, the acceptances or rejection of Class F claimants shall be measured on a debtor-by-debtor basis.

3.6 Class D. Prepetition Lender Secured Claims. The holder of the Allowed Prepetition Lender Secured Claims shall receive, in full satisfaction, settlement, release and discharge of and in exchange for, such Allowed Prepetition Lender Secured Claims, the New Secured Note.

3.7 Class E. IEAM General Unsecured Claims. On the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed IEAM General Unsecured Claim, which shall include the Allowed Zyskind Claim, shall receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, Cash equal to 100% of the amount of such Allowed IEAM General Unsecured Claim, plus Postpetition Interest at the Plan Rate. Any holder of an Allowed Class E Claim seeking (a) payment of Postpetition Interest on such holder’s Claim at a rate other than the Plan Rate or (b) reimbursement of attorneys’ fees and other costs and expenses associated with such holder’s Claim (or both) shall file a motion (an “Interest Motion”) seeking such relief within 30 days after the Effective Date. Any such Interest Motion must include all of the documentation upon which the Claimant relies to establish the Claimant’s entitlement to (a) Postpetition Interest at a rate other than the Plan Rate and (b) attorneys’ fees and other costs and expenses. The inclusion of the entitlement to these types of claims in a proof of claim shall not be sufficient to establish such claims without the timely filing of an Interest Motion. The Reorganized Debtors and/or the Plan Proponent shall have 60 days after the filing of an Interest Motion to resolve any such objection thereto without need of Bankruptcy Court approval in which case the Reorganized Debtors and/or the Plan Proponent shall file with the Bankruptcy Court a notice that the matter has been resolved; provided, however, that the Bankruptcy Court retains jurisdiction to resolve such matters in the event the Reorganized Debtors and/or the Plan Proponent and the Claimant cannot reach an agreement. Notwithstanding anything to the contrary herein, the Prepetition Lender Secured Claims shall receive interest in accordance with the New Secured Note.

3.8 Class F. Subsidiary General Unsecured Claims. On the Effective Date, or soon as reasonably practical thereafter, each holder of an Allowed Subsidiary General Unsecured Claim, shall receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Subsidiary General Unsecured Claim, Cash in an amount equal to its Pro Rata Share of $1 million. Based upon the information provided in the Debtors’ Disclosure Statement, the estimated Allowed Unsecured Claims against each Subsidiary Debtor are approximately $2.9 million. Accordingly, it is estimated that each holder of an Allowed Unsecured Claim against each Subsidiary Debtor will receive approximately 33% of their Allowed Claim under the Plan. However, this anticipated percentage recovery could increase or decrease depending upon the results of the Claim objection process.

3.9 Class G. IEAM Subordinated Claims. To the extent that monetary damages are assessed against IEAM arising from any claim for damages for the purchase or sale of any securities of any of IEAM, and to the extent such damages are not paid by any insurance, then in accordance with the provisions of Section 510(b) of the Code, the holders of such monetary damages claims shall receive, to the extent of such claims are Allowed, in full satisfaction settlement, release and discharge of, and in exchange for, such Allowed IEAM Subordinated Claim, a pro rata number of Shares of Common Stock in Reorganized IEAM on account of such Allowed IEAM Subordinated Claim.

3.10 Intercompany Settlement. The Intercompany Settlement provided herein represents a compromise of all potential or alleged Claims between IEAM and the Subsidiary Debtors, and provides for a meaningful recovery to Claimants of the Subsidiary Debtors, without the uncertainty, risk and cost of litigation. The Plan Proponent believes that, absent the Intercompany Settlement contained herein, the holders of Subsidiary General Unsecured Claims would not be entitled to receive any distributions under the Plan due to the lack of unencumbered assets at the Subsidiary Debtors.

3.11 General Provision Applicable to All Classes. Notwithstanding any other provision of this Plan specifying a date or time for the distribution of any payment to any holder of a Claim or Interest, payments and distributions in respect of any Claim or Interest which at such date or time is disputed, unliquidated or contingent shall not be made until such Claim or Interest becomes an Allowed Claim or Allowed Interest, whereupon such payments shall be made promptly in accordance with this section. Except as otherwise explicitly provided in the Plan, nothing shall affect the Plan Proponents’, the Reorganized Debtors’ or any party in interest’s rights or defenses, both legal and equitable, with respect to any Claims, and the rights of such Persons to object to the allowance of any Claim is hereby expressly preserved.

ARTICLE 4:	MEANS FOR IMPLEMENTATION OF THE PLAN

4.1 Continued Corporate Existence and Reorganization of IEAM. The Subsidiary Debtors will continue to exist after the Effective Date as separate legal entities and will not be merged into Reorganized IEAM. Reorganized IEAM shall issue the common stock, and make the payments as required under the terms of the Plan. On the Effective Date, all remaining assets of each Debtor shall be transferred and vest in the Reorganized Debtors.

4.2 New Secured Note. Prior to the Confirmation Hearing, the Plan Proponent shall file with the Bankruptcy Court as part of the Plan Supplement, a document setting forth the terms and conditions of the New Secured Note being issued to the Prepetition Lender on account of the Allowed Prepetition Lender Secured Claim. The pertinent terms of the New Secured Note are as follows:

Principal Amount: As of November 1, 2012, the balance owed is approximately $6.25 million, plus interest and fees which continue to accrue.

Interest Rate: The per annum interest rate shall be Prime plus 6%. Subject to the subordination provision below, interest shall be payable on a semi-annual basis beginning on the date that is 180 days after the Effective Date.

Term: The New Secured Note shall have a maturity date that is three years after the Effective Date.

Payments of Excess Cash Flow: Any excess cash cash flow after the fulfillment of obligations under the Plan and payment of ordinary and necessary expenses shall be utilized to make payments on the New Secured Note.

Default Provisions: There shall be standard default provisions, including: A failure to make payments; failure to maintain insurance; failure to reasonably maintain the

Collateral; failure to pay ad valorem taxes when due, other than taxes which are being contested in good faith; a failure to provide the following financial reporting on a quarterly basis: statements of operations within 45 days after the end of each quarter, and on an annual basis, statements of operations within sixty days after the end of each calendar year; and failure to allow reasonable inspections of the Collateral upon reasonable advance notice. The applicable Reorganized Debtor(s) shall have forty-five (45) days from the notice of default to cure any default.

Collateral: Omtammot, LLC shall have a first priority lien on all assets of the Debtors, including both real and personal property and the proceeds of all Causes of Action, including any Causes of Action that might be considered commercial tort claims within the meaning of the Uniform Commercial Code.

Subordination: Repayment of the New Secured Note shall be subordinated to the payment of all Allowed Unsecured Claims in Classes E and F, such that no payments shall be made on the New Secured Note until all Allowed Unsecured Claims in Classes E and F have been paid in full.

4.3 Management of Reorganized IEAM. The affairs of Reorganized IEAM after the Effective Date shall be conducted by its Board of Directors and Officers. The composition and compensation of the Board of Directors and Management of Reorganized IEAM will be disclosed in the Plan Supplement. In summary, the Board of Directors shall consist of three directors: (1) Ernest C. Segundo, Jr.; (2) William Maloney; and (3) an independent director who will be named in the Plan Supplement. Additionally, to the extent necessary to preserve the value of the Causes of Action, there may be named an additional director with institutional knowledge regarding the Causes of Action. With respect to the officers of Reorganized IEAM, Ernest C. Segundo, Jr. shall be Chairman of the Board and William Maloney shall be chief executive officer. Further, Richard Wilkes, a prominent trial attorney in Tampa, Florida, shall serve as general counsel to help evaluate and pursue Causes of Action. The resumes of Messrs. Wilkes, Segundo, and Maloney are attached hereto as Exhibit A.

4.4 Disbursement. All distributions under the Plan on account of Allowed Claims and/or Interests shall be made by Reorganized IEAM. Reorganized IEAM may, in its sole discretion, make distributions to any Class of creditors or interest holders in advance of the time provided for in the Plan.

4.5 Default. No default by Reorganized IEAM under the Plan shall be deemed to have occurred until forty-five (45) days after it receives written notice of its failure to make a payment required under the Plan or if, prior to the expiration of such 45-day period, Reorganized IEAM makes such payment.

4.6 Cash Payments. All Cash payments to be made on or after the Effective Date provided for in the Plan shall be made from Cash in Reorganized IEAM’s bank or operating accounts on the Effective Date. All other Cash payments shall be made from the operating proceeds of Reorganized IEAM and/or through appropriate financing.

4.7 Preservation and Pursuit of Causes of Action, Including Avoidance Actions. Except as otherwise provided in the Plan, the Confirmation Order, or in any contract, agreement or other document entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), on the Effective Date, Reorganized IEAM shall retain all of the respective Causes of Action, including all Avoidance Actions, that Reorganized IEAM (and the Subsidiary Debtors) may hold against any Person, including, but not limited to, those Causes of Action set forth on the attached Schedule A and in one or more schedules or exhibits to be filed with the Plan Supplement. Reorganized IEAM may enforce, sue on, settle, or compromise all such Causes of Action, or may decline to do any of the foregoing with respect to any such Causes of Action. The failure of Reorganized IEAM to specifically list any Causes of Action in the Plan or in the schedule(s)/exhibit(s) to the Plan Supplement does not, and will not be deemed to, constitute a waiver or release by Reorganized IEAM of such Causes of Action, and Reorganized IEAM shall retain the right to pursue additional Causes of Action. Reorganized IEAM, or its respective successors, may pursue all such retained Causes of Action as appropriate, in accordance with the best interests of Reorganized IEAM or its successors who retain such actions in accordance with applicable law and consistent with the terms of the Plan.

4.8 Zyskind Settlement. The Plan incorporates the Zyskind Settlement, pursuant to which Zyskind shall have the Allowed Zyskind Claim in the amount of $4,700,000, which shall be paid in full on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction of the Zyskind Claims. The Zyskind Settlement is memorialized in two principal documents: (1) the Restructuring and Plan Support Agreement between Omtammot, LLC and Zyskind (the “RSA”) (attached hereto as Exhibit B) pursuant to which Zyskind also agreed to vote in favor of the Plan and to not support the competing plan filed by the Debtors; and (2) the Stock Purchase Agreement (“SPA”) (attached hereto as Exhibit C) between Hapfus, LLC and Zyskind, pursuant to which Zyskind has agreed to sell his shares in the Reorganized IEAM to Hapfus, LLC, an entity controlled by Ernest C. Segundo, Jr. Entry of the Confirmation Order shall constitute approval of the Zyskind Settlement and the terms of the RSA and SPA.

4.9 Reservation of Rights. The foregoing means of implementation of the Plan, including the terms of the New Secured Note, are being proposed based on the information contained in the Debtors’ Disclosure Statement and Schedules and Statements of Financial Affairs. To the extent that such information is inaccurate, the means of implementation set forth herein may be amended. Any such changes to the means of implementation will be included in the Plan Supplement.

ARTICLE 5:	EFFECT OF CONFIRMATION; DISCHARGE

Except as otherwise provided in the Plan or the Confirmation Order, in accordance with Bankruptcy Code section 1141, on the Effective Date: (a) the property of each Debtor’s estate that is not otherwise specifically disposed of pursuant to the Plan shall vest in the Reorganized Debtors free and clear of all Claims, Liens and other interests of all holders of Claims and Interests, except as set forth in the Plan or as modified by the terms of the Plan and (b) each Debtor shall be discharged from each and every Claim and debt that arose before the Confirmation Date, and each and every Claim and debt of a kind specified in Bankruptcy Code section 502; provided, however, that any pre-existing, perfected, valid lien on any such property which has not been dealt with in the Plan shall remain in place. On the Effective Date, all

Claims shall be automatically deemed channeled, transferred, and attached solely and exclusively to the Reorganized Debtors, and the sole and exclusive right and remedy available to Creditors shall be the entitlement, in accordance with the Plan, to assert Claims solely and exclusively against the Reorganized Debtors.

ARTICLE 6:	EXEMPTION FROM SECURITIES LAWS

The issuance of Reorganized IEAM’s common stock to holders of Allowed IEAM Subordinated Claims is offered under a Plan of the Debtors in exchange for a Claim against, and Interest in, or a Claim for an administrative expense in the Debtors’ cases and therefore pursuant to Section 1145 of the Bankruptcy Code, Section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security does not apply to the issuance of such common stock.

ARTICLE 7:	RESOLUTION OF DISPUTED CLAIMS AND INTEREST AND RESERVES

7.1 Claims Objection Deadline. The deadline to object to Claims or Interests (the “Claims Objection Deadline”) shall be (a) the later of (i) 270 days after the Effective Date or (ii) 180 days after the filing of the Claim or Interest for, or request for payment of, such Claim or Interest or (b) such other date as the Bankruptcy Court may order. The filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a Final Order is entered on such motion. In the event that such motion to extend the Claims Objection Deadline is denied, the Claims Objection Deadline shall be the later of the then current Claims Objection Deadline (as previously extended, if applicable) or 30 days after the Bankruptcy Court’s entry of an order denying the motion to extend the Claims Objection Deadline.

7.2 Prosecution of Claims Objections. All objections to Claims or Interests must be filed and served on the holders of such Claims or Interests by the Claims Objection Deadline, as the same may be extended by the Bankruptcy Court. If an objection has not been filed to a Claim or Interest or the Schedules have not been amended with respect to a Claim or Interest that was Scheduled by the Debtors, but was not Scheduled as contingent, unliquidated, and/or disputed, by the Claims Objection Deadline, as the same may be extended by order of the Bankruptcy Court, the Claim to which the proof of claim or Scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier, and such Interest will be an Allowed Interest if not previously allowed. Notice of any motion for an order extending the Claims Objection Deadline shall be required to be given only to those Entities that have requested notice in the Chapter 11 Cases, or to such Entities as the Bankruptcy Court may order. From the Confirmation Date through the Claims Objection Deadline, Reorganized IEAM shall have the exclusive authority to file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims.

7.3 Provisions Governing Disputed Claims. Until such time as a Disputed Claim or Interest shall have become an Allowed Claim or Allowed Interest as the case may be, the holder of such Disputed Claim or Interest will not participate in any distributions made to other members of its Class. On the Effective Date, Reorganized IEAM shall establish a Disputed

Claims and Interest Reserve and shall reserve for the account of each holder of a Disputed Claim or Interest, the amount of Cash or common stock which would otherwise be distributable to such holder were such Disputed Claim or Interest an Allowed Claim or Allowed Interest on the Effective Date or such other amount as the holder of such Disputed Claim or Interest in Reorganized IEAM may agree upon or be established by the Bankruptcy Court. Notwithstanding the foregoing, Reorganized IEAM may request the Bankruptcy Court to conduct proceedings to estimate the value of any Disputed Claim or Interest and, based thereon, authorize Reorganized IEAM to reserve the amount of Cash which would otherwise be distributable to the holder of such Claim or Interest deemed an Allowed Amount on the Effective Date in the amount or nature claimed. The Cash or common stock so reserved for the holder of such disputed Claims or Interests such shall be distributed to such holders, solely to the extent that such Disputed Claim or Interest shall be allowed and therefore become an Allowed Claim or Allowed Interest.

7.4 Post-Effective Date Interest on Disputed Claims That Become Allowed Claims. In the event that any portion of a Disputed Claim becomes an Allowed Claim, the Allowed Amount of such Claim shall include interest at 3% per annum from the Effective Date until such Allowed Claim is paid in full.

7.5 Retention of Excess Cash and Interests by Reorganized IEAM. As each disputed Claim or Interest becomes an Allowed Claim or Allowed Interest, any Cash or common stock reserved for, but not distributed to, the holder of such claim or interest as a consequence of the Allowed Amount of such Claim or Interest having been fixed at less than the face amount thereof shall be retained by Reorganized IEAM.

7.6 Fractional Distributions. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall be in an amount equal to a rounding of such fraction to the nearest whole cent (rounding down in case of fractions of 0.5 or less).

7.7 Final Distributions; Satisfaction of Claims. Upon final distribution of all amounts required to be paid under this Plan, all Claims against the Reorganized Debtors shall be deemed fully and finally satisfied, settled, released and discharged with prejudice.

7.8 Unnegotiated Distributions. Distributions shall be mailed to the most current of the following addresses for each Claimant: (a) for Schedules Claims for which no proof of claim has been filed, to the address listed on the Debtors’ Schedules or the Debtors’ books and records; (b) for filed proofs of claim, to the address listed on the proof of claim for distribution purposes, and if no such address is listed, to the noticing address listed; or (c) the address provided to Reorganized IEAM by the Claimant. Any distribution check that is returned undeliverable or otherwise not negotiated within ninety (90) days after issuance shall be deemed void and the funds represented by such check shall be retained by Reorganized IEAM, and the Allowed Claim on account of which such distribution check was issued will be deemed disallowed and expunged.

ARTICLE 8:	RETENTION OF JURISDICTION

The Bankruptcy Court shall retain jurisdiction of these Cases for the purposes of Bankruptcy Code sections 105(a), 1127 and 1142(b) and for the following purposes:

(a) To hear and determine all Objections to the allowance or disallowance of any and all Claims or Interests;

(b) To hear and determine all motions to estimate Claims;

(c) To hear and determine all motions to subordinate or disallow any and all Claims or Interests;

(d) To hear and determine all matters relating to the assumption and rejection of any executory contract or unexpired lease, including, but not limited to, any cure payments or Claims for rejection damages arising therefrom;

(e) To determine applications for allowance of compensation and reimbursement of expenses by Professionals;

(f) To enforce and interpret the Plan, to resolve any disputes arising under or in connection with the Plan, to effectuate payments under the Plan and/or to compel performance of any Person in accordance with the provisions of the Plan;

(g) To correct any defect, to cure any omission or to reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary or advisable to carry out the intents and/or purposes of the Plan;

(h) To determine such other matters and for such other purposes as may be provided in the Confirmation Order or otherwise deemed appropriate to accomplish its intents and purposes;

(i) To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with these Cases and the Plan;

(j) To recover all assets of the Debtors and property of the Debtors’ estates;

(k) To adjudicate all Litigation Cases and Causes of Action brought in the Bankruptcy Court either prior to or subsequent to the Effective Date; and

(l) To enter a final decree closing one or more of these Cases.

ARTICLE 9:	EXECUTORY CONTRACTS

9.1 Deemed Rejection of Executory Contracts and Unexpired Leases Upon Confirmation. Except as otherwise provided in the Plan, or in any contract, agreement or other document entered into in connection with the Plan, as of the Confirmation Date each of the Debtors shall be deemed to have rejected all executory contracts and unexpired leases other than those specifically assumed on or before the Confirmation Date, or entered into during the Chapter 11 Proceedings, or that are otherwise subject to a motion to assume that is pending on or before the Confirmation Date, pursuant to Bankruptcy Code section 1123(b)(2), or identified in a schedule to the Plan Supplement as a contract or lease to be assumed pursuant to the Plan, and not removed from such Schedule prior to the Effective Date.

9.2 Rejection Damages Bar Date. If the rejection of an executory contract or unexpired lease gives rise to a Rejection Damages Claim, such Rejection Damages Claim shall be forever barred and shall not be enforceable against the Reorganized Debtors or their estates, or their respective successors or properties unless a proof of claim shall be filed with the Clerk of the Bankruptcy Court, within thirty (30) days after the Contract is deemed rejected. If a Rejection Damages Claim becomes an Allowed Claim then it shall be classified as either an IEAM General Unsecured Claim or a Subsidiary General Unsecured Claim, as the case may be, pursuant to the Plan.

ARTICLE 10:	CONFIRMATION WITHOUT ACCEPTANCE

In the event that any Impaired Class does not accept the Plan as provided in Bankruptcy Code section 1129(a)(8)(A), the Plan Proponent hereby requests the Bankruptcy Court to confirm the Plan pursuant to Bankruptcy Code section 1129(b).

ARTICLE 11:	EXCULPATION AND LIMITATION OF LIABILITY

The Plan Proponent and all of its respective current and past members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, agents, or affiliates and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from any claim, obligation, cause of action, or liability whatsoever, to one another and to any holder of a Claim or Interest, or any other party in interest, or any of their respective current or past members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, agents, or affiliates, and any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the negotiation, solicitation and filing of this Plan, the settlement of Claims or Interests, the pursuit of confirmation of this Plan, the consummation of the Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct or gross negligence or any obligations that they have expressly assumed under or in connection with this Plan.

ARTICLE 12:	INJUNCTION

All entities which have held, hold, or may hold Claims against any of the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any of the Debtors on account of any such Claim, (c) creating, perfecting or enforcing any encumbrance of any kind against any of the Debtors or against the property or interest in property of any of the Debtors on account of any such Claim, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation to or from any of the Debtors or against the property or interests in property of any of the Debtors and (e) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claim.

ARTICLE 13:	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

13.1 Conditions to Confirmation. The following shall be the conditions to confirmation unless such conditions are waived by the Plan Proponent (which may be at any time and without further order): (i) the proposed Confirmation Order shall be, in form and substance, reasonably acceptable to the Plan Proponent; and (ii) all provisions, terms, and conditions hereof are approved by the Confirmation Order.

13.2 Conditions to the Effective Date. The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions has been satisfied or duly waived by the Plan Proponent (which may be at any time and without further order): (i) the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Plan Proponent; (ii) the Confirmation Order shall provide that the Plan Proponent is authorized to take all actions necessary and appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan or needed to effectuate, advance, or further the purposes thereof; (iii) the Plan Supplement, and all documents and exhibits contained therein, shall be in a form acceptable to the Plan Proponent and shall have been approved by the Confirmation Order; (iv) the Debtors and their officers, directors, management, employees, agents, attorneys, advisors and representatives shall be authorized and directed to take all actions necessary or appropriate to carry out the terms of the Plan, including to take all actions necessary and appropriate to, or to cause the Debtors to, enter into, implement and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan or needed to effectuate, advance, or further the purposes thereof; (v) all other actions, documents, and agreements (including the New Secured Note) necessary to implement the Plan shall have been effected or executed and shall be in form and substance acceptable to the Plan Proponent; and (vi) the Confirmation Order shall have become a Final Order.

13.3 Effect of Nonoccurrence of Conditions to the Effective Date. If each of the conditions to the Effective Date is not satisfied or duly waived pursuant to section 13.2 of the Plan, then upon motion by the Plan Proponent made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this section 13.3 of the Plan, the Plan shall become null and void in all respects.

ARTICLE 14:	MISCELLANEOUS

14.1 Headings. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms herein.

14.2 Article and Section References. Unless otherwise specified, all references in the Plan to Sections and Articles are to Sections and Articles of the Plan.

14.3 Administrative Claims. All Administrative Claim requests, other than Professional fee claims, must be filed with the Bankruptcy Court and served on Reorganized IEAM and its counsel, no later than forty-five (45) days after the Effective Date, provided, however, that claims for substantial contribution under section 503(b) of the Bankruptcy Code must be filed with the Bankruptcy Court and served on Reorganized IEAM and its counsel no later than ninety (90) days after the Effective Date. The deadline for Reorganized IEAM to object to the allowance of Administrative Claims shall be co-extensive with the Claims Objection Deadline. In the event that Reorganized IEAM objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

14.4 Professional Fee Claims. All final requests for compensation or reimbursement of fees and expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) or 1103 for services rendered to the Debtors prior to the Effective Date must be filed with the Bankruptcy Court and served on Reorganized IEAM and its counsel, no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of fees and expenses must be filed and served on Reorganized IEAM and its counsel and the requesting Professional or other entity no later than forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

14.5 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Plan Proponent, the Debtors, all present and former holders of Claims and Interests, and each of their respective successors and assigns.

14.6 Severability. Should any provision of the Plan be determined to be unenforceable after the Effective Date such determination shall in no way limit or affect the enforceability and operative effect of any and all of the other provisions of the Plan.

14.7 Revocation. The Plan Proponent reserves the right to revoke and withdraw the Plan prior to the entry of a Confirmation Order. If the Plan Proponent revokes or withdraws the Plan, the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any of the Plan Proponent’s rights.

14.8 Plan Controls. In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Documents, or any other agreement to be executed by any Person pursuant to the Plan, the provisions of the Plan shall control and take precedence. In the event of any inconsistency between any provision of any of the foregoing documents, and any provision of the Confirmation Order, the Confirmation Order shall control and take precedence.

14.9 Statutory Fees. The Reorganized Debtors shall pay all fees payable pursuant to 28 U.S.C. § 1930.

DATED: March 4, 2013

OMTAMMOT, LLC

By:	/s/ Ernest C. Segundo, Jr.

SCHEDULE A

RETAINED CAUSES OF ACTION

EMC Packaging, Inc. v. George Cannan, Jr., et al. Adv. P. No. 09-52283

EMC Aerosol, LLC, et al. v. EMC Packaging, Inc., Adv. P. No. 09-51086

Pitt Penn Oil Co. LLC v. GSL of Illinois, LLC, et al., Adv. P. No. 09-51939

Pitt Penn Oil Co. LLC v. Koki et al., Adv. No. 09-51940

Pitt Penn Oil Co. LLC v. Kupey Auto Distributors, Adv. P. No. 09-52161

IEAM v. Lloyd Dohner, et al., Adv. P. No. 09-52312

IEAM v. Susan Margulies, Adv. P. No. 09-52313

IEAM v. Margulies Law Group, PC, Adv. P. No. 09-52314

IEAM v. Brandywine Consultants, et al., Adv. P. No. 09-52316

IEAM v. Randall H. Rosenthal, et al., Adv. P. No. 09-52318

PPH v. Crum & Forster Specialty Insurance Company, Adv. No. 11-50847

IEAM v. John D. Mazzuto, et al., Adv. P. No. 11-51880

IEAM v. Robert Burtis, et al., Adv. P. No. 11-51868

IEAM v. Bruce Badeau, et al. Adv. P. No. 11-51872

IEAM v. Dominic Archdale, et al., Adv. P. No. 11-51875

IEAM v. Ardent Advisors, LLC, et al., Adv. P. No. 11-51876

IEAM v. Ilene Engelberg, et al, Adv. P. No. 11-51874

IEAM v. Holland & Knight, LLP, Adv. P. No. 11-51878

IEAM v. Computershare Trust Co., et al., Adv. P. No. 11-51877

IEAM v. Tabor Academy, et al., Adv. P. No. 11-51879

All Causes of Action against Robert L. Renck, Jr. and Andrew Renck and their relatives or affiliates, including, without limitation, R.L. Renck & Co., Inc., R.L. Renck & Co., L.P., SCF Partners L.P., 9 Dot Solutions LLC, Renck Research LLC, Design Studios, LLC, Carol Kroll Kahn, Elaine Kahn, and Caroline Renck Dow.

All Causes of Action against the Debtors’ current and former directors, officers, employees, and management, including, without limitation, Robert L. Renck, Jr., Jerome Davis, John A. Ward, III, Michael Dignazio, William J. Yurek, Elita Taylor, Carol Kahn, Brendan McCabe, Andrew Renck, Brian Weller, and Eileen Palermo.

All Causes of Action against Fire 1st Defense, Inc., and Brian Weller.

All Causes of Action against any Person, Entity, or Professional that, whether by negligence, gross negligence, willful misconduct, recklessness, bad faith, fraud or otherwise, aided, abetted, assisted, abided (by action or inaction), facilitated, failed to adequately disclose, or otherwise knew or should have known of and failed to prevent in violation of any duty or obligation, any transfer of the Debtors’ property without proper corporate and/or Court authorization and consideration, or any other action or inaction, course thereof, strategy, arrangement, understanding, or otherwise that improperly or improvidently expended, reduced, diminished, or otherwise wasted property of the Debtors’ estates.

All Causes of Action against Opt Out of IEAM, and each of its members, attorneys, and representatives, including, without limitation, Edward F. McCabe, III, Edward McCabe, Brendan D. McCabe, the Constance Sczesny Trust, and Mary Sczesny.

COMPOSITE

EXHIBIT A

RICHARD BENJAMIN WILKES

RICHARD BENJAMIN WILKES

ATTORNEYS AT LAW

600 South Magnolia Avenue, Suite 200

Tampa, Florida 33606

Phone: (813) 254-6060, Fax: (813) 254-6088

E-mail: rwilkes@rbwilkes.com

Education:

University of Florida, B.A., with high honors, 1975 (Outstanding Four Year Scholar; Phi Beta Kappa)

University of Florida, J.D., with high honors, 1978 (Order of the Coif)

Bar Admissions:

The Florida Bar: 1978

Supreme Court of Florida: 1978

United States District Court for the Middle District of Florida: 1978

United States District Court for the Southern District of Florida: 1986

Supreme Court of the United States: 1988

United States District Court for the Northern District of Florida: 2000

Professional Associations:

The Florida Bar

Hillsborough County Bar Association

Federal Bar Association, Tampa Bay Chapter (Past President)

Defense Research Institute

Employment History:

1978 – 1983: Litigation Department Associate

Trenam, Simmons, Kemker, Scharf: Barkin, Frye & O’Neill

1983 – 1994: Litigation Department Shareholder

Trenam, Simmons, Kemker, Scharf, Barkin, Frye & O’Neill

1994 – 2006: Shareholder

Gardner Wilkes Shaheen and Candelora

2006 – Present Shareholder

Richard Benjamin Wilkes, Attorneys at Law

Significant Jury Verdicts as Lead Trial Counsel:

1994 – Austin v. World Wrestling Federation, et al.

$26.73 million on negligence claim

1999 – Flynn v. Sarasota Memorial Hospital

$8.6 million on §1983 claim for wrongful revocation of physician’s staff privileges

EXHIBIT A

RICHARD BENJAMIN WILKES

CLE Seminar Faculty:

How to Successfully Make and Manage Objections at Trial in Florida, January 20, 2000 Medical Records for Florida Attorneys, September 21, 2000

Languages:

Working knowledge of French and Spanish.

BILL MALONEY CONSULTING

Bill Maloney	727-215-4136—200 2nd Avenue S, #463—St. Petersburg, FL 33701 Bill.Maloney@bmaloney.com

PROFILE:

Bill Maloney is a consultant specializing in special situations advisory and distressed company restructuring and bankruptcy.

During the past 12 years he has served as CEO, CFO, CRO, and Director of numerous distressed companies serving a wide variety of industries. He has successfully taken numerous companies through bankruptcy. He is a court approved Chapter 11 & 7 Bankruptcy Trustee in the Middle District of Florida.

Previous to his consulting practice, Maloney served in senior financial and operating positions of public and private portfolio companies of high profile private equity firms and prior to that senior financial positions at large public multi-national firms, Chiquita Brands and Gulf and Western Industries.

Maloney was previously a Senior Manager at PricewaterhouseCoopers. He is a Certified Valuation Analyst, a Certified Turnaround Professional and a past member of the Board of Governors of the FICPA. He is a licensed CPA in Florida and New York.

Recent Highlights

•	Restructuring. advisor to Odyssey Group, commercial real estate shopping center, office, and storage facility operator and developer with over 60 properties and $250 mil of debt.

•	Restructuring advisor to $10 million baked goods manufacturer, provided operations and strategic counsel.

•

Independent Board Director for Taylor Bean & Whittaker, giant failed mortgage bank, post-petition, confirmed a CH 11 plan with support of FDIC and Colonial Bank receiver. Former CEO sentenced to 30 years in prison.

•	Restructuring advisor $10 million specialty cake manufacturer, confirmed CH 11 plan.

•	Chapter 7 Trustee for Colony Beach and Tennis Club, Longboat Key, FL.

•	Restructuring advisor $75 million design/build commercial construction firm.

•	Restructuring advisor to $10 million residential construction component manufacturer.

•	Independent Board Director to apartment real estate holding company, a Sembler Co.

EXHIBIT A

•	Chapter ll Trustee for EauthFirst Technologies, Inc., an environmental technology company. Settled protracted litigation for $14 million.

•	Restructuring advisor to $90 million Waffle House Franchisee with 146 locations. Successfully confirmed a Chapter 11 plan.

•	Restructuring advisor to $1 5 million fuel transport company successfully confirmed a Chapter ll plan.

•	Restructuring advisor to $60 million Dodge dealer.

•

President of a premier RV resort developer of a sub-division with 499 lots. Completed construction and development of phase I, all horizontal work completed and permitted for phase II. Successfully confirmed a chapter 11 plan.

•	Strategic advisor to $10 million surgical products manufacturer.

•	Chief Restructuring Manager for a $60 million bankrupt Chevrolet Dealership.

•	Chief Restructuring Manager for a $50 million residential property real estate developer, the largest landowner in Anna Maria Island, Fl. Successfully confirmed a Ch 11 plan.

•	Chief Restructuring Officer for a bankrupt $60 mill ion candy, tobacco distributor.

•	President of a bankrupt 12 location Burger King franchise. Nominated for turnaround of the year, successfully confirmed a Chapter 11 plan.

•	CEO/CFO of a $90 million metal products manufacturer with six facilities, returned $4 million to equity, successfully confirmed a Chapter 11 plan.

•	CFO for a $40 million material-handling distributor. Credited with “saving the company”.

•	Strategic assessment for a $60 million prison industry company with a diversified portfolio of over 20 different businesses.

•	Led a $100 million public manufacturing company, through a hostile bankruptcy reorganization.

PROFESSIONAL EXPERIENCE:

BILL MALONEY CONSULTING, St. Petersburg, FL	2010 – present
President Corporate restructuring, special situation advisory, interim management, valuation, bankruptcy
TATUM, LLC, Tampa, FL	2000 – 2010
Partner National professional services firm that provides highly experienced financial executive services
INDESCO INTERNATIONAL, New York. NY	1999 – 2002
Chief Financial Officer $100 million highly leveraged public reporting company that manufactured injection mold ed plastic trigger sprayers in two U.S. and one European plant.
ENVIROSOURCE, Horsham, PA	1987 – 1989 1992 – 1999

$200 million highly leveraged public North American steel industry service contractor, International Mill Service (IMS), and two hazardous waste treatment landfills. Business was acquired in 1987 through a Drexel financed hostile takeover of IU International.

Vice President Planning	1987 – 1989

Senior Management team led a successful hostile takeover of IU International. Developed strategic plans for each of the 14 business units. Directed the acquisition and sale of several companies, including due diligence and negotiations.

Chief Financial Officer (IMS)	1992 – 1996
Directed and managed financial activities for the Company.
Senior Vice President Operations	1996 – 1997
Managed 60 sites with over 1,300 union employees. Long-term contractor with steel mill customers. The company owned and operated the largest private fleet of heavy off road equipment in North America.
Vice President Information Services (CIO)	1997 – 1999
Managed a $10 million system implementation including JDEdwards software on an AS400 platform; and developing a LAN, WAN; and web site. Project was the subject of case study by JDE and E&Y.
TRA-TECH, Fort Worth, TX	1989 – 1992

President CEO

Purchased company in a Leveraged Buy-out from Envirosource, $20 million manufacturer and fabricator of custom vehicles. Employed I 00. Turned around company and restored profitability. Sold the business in 1992.

CHIQUITA BRANDS INTERNATIONAL, New York, NY	1981 – 1987
(Formerly UNITED BRANDS INC.)
A $4 billion diversified worldwide public company. primarily bananas, meat, and other food products.
Chief Financial Officer, Fyffes Group Ltd., London, ENGLAND

Responsible for the day-to-day financial activities of a $50 million European fruit and vegetable importer and distributor, including the management of 20 banana cargo vessels operated under British flag with Chinese crew. Managed the sale of the Company. Offered the position of President.

Assistant Controller, United Fruit Company

Responsible for corporate accounting and financial reporting including budgeting, and SEC reporting. Managed a staff of 30, majority of time devoted to special projects for the CEO and board. Responsible for Far East financial activities, Japan, Hong Kong, Philippines, and negotiating far east banana contracts.

Internal Audit Manager, International
Directed worldwide operational audits in Latin America, Europe and Asia, function reported directly to Chairman of the Board. Numerous special projects received special recognition from BOD.
PARAMOUNT COMMUNICATIONS, New York, NY	1979 – 1981
(Formerly GULF & WESTERN INDUSTRIES) A $7 billion public diversified multi-national company
Internal Audit Manager
Managed a staff of 40, conducted audits and acquisitions due diligence of worldwide business units.
PRICEWATERHOUSECOOPERS, New York Cluster	1973 – 1979
Manager
Performed audit work for clients in a wide variety of industries. Responsible for the world wide service of one of the firm’s largest clients, Nabisco.
EDUCATION & PROFESSIONAL CREDENTIALS:

Seton Hall University, Bachelor of Science Degree, Accounting.

Wharton Business School, Strategic Planning/Executive Education.

Certified Public Accountant, Florida and New York,

Certified Valuation Analyst, Certified Turnaround Professional

Member AICPA, FICPA, ACG, TMA, AIRA and NACVA.

Professional speaker, “Restructurings and Bankruptcy”, “Credit and Collections”, “Managing Your Business in a Downturn”, “Bankruptcy Fraud”, “How lo be an Interim CFO”, “Role of Restructuring Officer-inside Out”, “Current Economic Conditions, Managing in Tough Times” (Webcast), Strategic Planning”, “CFO Toolkit”, “Corporate Restructuring”, “Hot Topics For CFO’s . (Webcast), “7 Deadly Sins of Failed Companies”, “Whopper of a Turnaround”, “Managing Liquidity and Working Capital”, “Economic Survival”, “Going Concern- A Slippery Slope”

Published author “Credit and Collections- A Strategy That Works” CPA Magazine, quoted Wall Street Journal “Collection Agency Tricks That Help You Get Paid”

Past Member Board of Governors, FICPA; past chair and member of several committees

Ernest C. Segundo, Jr., MBA, CFA

Mr. Segundo currently serves as Managing Member and Chief Investment Officer of Pandion Capital LLC, an investment management firm he founded in 2008 which manages investments and funds for private individuals. He is also the Managing Member of Omtammot LLC, which is a plan proponent in the Debtors’ current restructuring.

Prior to organizing the Partnership, Mr. Segundo was a private investor from 2006 to 2007.

From 1997 to 2005, Mr. Segundo served as Senior Portfolio Manager and Vice President of Goldman Sachs Asset Management. While at Goldman, he served as Co-Portfolio Manager of the Goldman Sachs Growth Opportunities mid-cap equity mutual fund and institutional accounts from 1999 to 2005, during which time assets under management grew from $5 million to in excess of $3 billion. He served as Co-Chair of the Goldman Sachs Growth Equities Investment Committee from 2002 to 2003.

From 1995 through 1996, Mr. Segundo served as a Portfolio Manager and Vice President of Liberty Investment Management, which was acquired by Goldman Sachs. From 1992 through 1994, he was a Portfolio Manager and Research Analyst at Eagle Asset Management, a subsidiary of Raymond James Financial and the predecessor to Liberty.

Mr. Segundo received his Masters in Business Administration from Stanford University’s Graduate School of Business in 1992.

Mr. Segundo received his Bachelor of Science in mathematical economics with high honors from the United States Military Academy at West Point, New York, in 1985.

He is a former U.S. Army officer and attack helicopter platoon leader and holds the Chartered Financial Analyst designation.

EXHIBIT A

COMPOSITE

EXHIBIT B

RESTRUCTURING AND PLAN SUPPORT AGREEMENT

THIS RESTRUCTURING AND PLAN SUPPORT AGREEMENT (the “Agreement”), dated as of February 20, 2013 (“Effective Date”), by and among Omtammot, LLC (“Omtammot”) and Beryl Zyskind (“Zyskind” together with Omtammot, the “Parties”), recites and provides as follows:

RECITALS

A. On April 30, 2009 (the “Petition Date”), Pitt Penn Holding Co. (“Holding”) (Case No. 09-11475-BLS) and its subsidiaries and affiliates, Pitt Penn Oil Co. LLC (“Oil”) (Case No. 09-11476-BLS), Industrial Enterprises of America, Inc. (“IEAM”) (Case No. 09-11508-BLS), EMC Packaging, Inc. (“EMC”) (Case No. 09-11524-BLS), Today’s Way Manufacturing LLC (“TWM”) (Case No. 09-11586-BLS), and Unifide Industries LLC (“Unifide”) (Case No. 09-11587-BLS) (Holding, Oil, IEAM, EMC, TWM, and Unifide shall collectively be referred to as the “Debtors”) each filed a voluntary petition for relief Chapter 11 of the Bankruptcy Code (11 U.S.C. § 101 et seq., the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The bankruptcy cases are being jointly administered under In re Pitt Penn Holding Company, Inc., Case No. 09-11475-BLS (the “Lead Case”). The bankruptcy cases shall individually be referred to as a Bankruptcy Case and shall collectively be referred to as the Bankruptcy Cases.

B. Zyskind filed a proof of claim in the amount of $10,758,463.30 (the “Zyskind Claim”) against IEAM in Case No. 09-11508-BLS.

C. Omtammot filed a proof of claim in the amount of $4,806,239.68 (the “Omtammot Claim”) against IEAM in Case No. 09-11508-BLS.

D. On October 17, 2012, the Debtors filed their Third Amended Consolidated Plan of Reorganization (Doc. No. 13071) (the “Debtors’ Plan”) and Third Amended Disclosure Statement (Doc. No. 1308) (the “Debtors’ Disclosure Statement”).

E. On November 15, 2012, the Debtors filed their Third Motion to Approve Plan Acceptance, Solicitation Procedures, and for Related Relief (Doc. No. 1343) (the “Debtors’ Solicitation Motion”).

F. On November 19, 2012, Omtammot filed an objection to the Debtor’s Plan and Debtors’ Disclosure Statement (Doc. No. 1349).

G. On November 21, 2012, Omtammot filed a competing plan, titled Joint Chapter 11 Plan of Reorganization for Industrial Enterprises of America, Inc., and its Subsidiaries Proposed by Debtors’ Secured Lender (Doc. No. 1353) (the “Omtammot Plan”), and an Expedited Motion of Omtammot, LLC, as Plan Proponent, for Entry of an Order (I) Approving Form, Manner and Sufficiency of Notice of Confirmation Hearing

[1]	All references to Doc. Nos. herein shall be references to the docket in the Lead Case.

and Disclosure Regarding Plan of Reorganization; (II) Setting a Confirmation Hearing Date; (III) Approving the Form of Ballot and Solicitation Procedures for Class F Under the Plan and (IV) Granting Related Relief (Doc. No. 1354) (“Omtammot’s Solicitation Motion”).

H. Also on November 21, 2012, Omtammot filed an Emergency Motion to Shorten and Limit Notice of Expedited Motion for Order (I) Approving Form, Manner and Sufficiency of Notice of Confirmation Hearing and Disclosure Regarding Plan of Reorganization; (II) Setting a Confirmation Hearing Date; (III) Approving the Form of Ballot and Solicitation Procedures for Class F Under the Plan and (IV) Granting Related Relief (Doc. No. 1355) (“Omtammot’s Motion to Shorten”).

I. On December 3, 2012, the Bankruptcy Court entered an order granting Omtammot’s Motion to Shorten (Doc. No. 1374).

J. On December 5, 2012, the Debtors filed amended exhibits to the Debtors’ Solicitation Motion (Doc. No. 1379).

K. Also on December 5, 2012, the Debtors filed their Third Amended and Further Restated Disclosure Statement (Doc. No. 1380) (the “Debtors’ Restated Disclosure Statement”) and Third Amended and Further Restated Consolidated Plan of Reorganization (Doc. No. 1381) (the “Debtors’ Restated Plan”).

L. On December 10, 2012, Omtammot filed revised exhibits to Omtammot’s Solicitation Motion (Doc. No. 1388), and its First Amended Joint Chapter 11 Plan of Reorganization for Industrial Enterprises of America, Inc., and its Subsidiaries Proposed by Debtors’ Secured Lender (Doc. No. 1389) (“Omtammot’s Amended Plan”).

M. Also on December 10, 2012, Omtammot filed an objection to Debtors’ Restated Disclosure Statement and a reply to the Debtors’ objection to Omtammot’s Solicitation Motion (Doc. No. 1391).

N. On December 10, 2012, the Court held a hearing to consider the Debtors’ Restated Disclosure Statement, the Debtors’ Solicitation Motion, and Omtammot’s Solicitation Motion. Following the hearing, the Court approved the Debtors’ Restated Disclosure Statement, authorized each of the Debtors and Omtammot to solicit votes on their plans, and ordered the Debtors and Omtammot to prepare a joint solicitation package to be disseminated to eligible creditors in the Bankruptcy Cases.

O. On February 20, 2013, Zyskind and Hapfus, LLC (“Hapfus”) entered into a Stock Purchase Agreement whereby Zyskind is selling to Hapfus or its assigns all of Zyskind’s shares of stock in IEAM on the terms set forth in the Stock Purchase Agreement (“Stock Purchase Agreement”) attached hereto as Exhibit A.

P. The Parties wish to avoid the time, expense, and risk of litigation in connection with their Claims and, therefore, agree to the terms set forth in this Agreement.

Q. This Agreement represents a fair and reasonable settlement and is the product of extensive, arm’s-length, good-faith negotiations among the Parties.

R. This Agreement is in the best interests of the Parties because it resolves the Claims among the Parties in an efficient, cost-effective manner.

S. This Agreement is a negotiated compromise of disputed Claims. Neither the Agreement, its execution, nor the performance of any obligations under it, including any payments, nor the fact of any compromise or settlement, or any statements made in connection with its negotiation, is intended to be, or shall be understood as, an acknowledgement of responsibility, admission of liability, or other expression reflecting upon the merits of the disputes.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. Definitions. Defined terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings ascribed to them in Omtammot’s Amended Plan or the Bankruptcy Code as the case may be.

2. Amendment of Omtammot’s Amended Plan. Within five (5) business days of the Effective Date of this Agreement, the following sections of Omtammot’s Amended Plan shall be amended and restated in their entirety as follows.

Section 1.3. “Allowed Zyskind Claim” means the Allowed IEAM General Unsecured Claim held by Zyskind in the amount of $4,700,000.00 arising from the Zyskind Settlement.

Section 1.69. “Zyskind Settlement” means the settlement embodied by the allowance and treatment of the Zyskind Claim in this Plan, providing that Zyksind shall be granted the Allowed Zyskind Claim in full and final satisfaction of the Zyskind Claim.

3. Support of Omtammot’s Amended Plan (as further amended pursuant to Section 2 above) in the Bankruptcy Cases. From and after the Effective Date of this Agreement, Zyskind shall:

i.	not object to, challenge, or in any way impede the approval by the Bankruptcy Court in the Bankruptcy Cases of this Agreement or the settlements and transactions set forth herein;

ii.	cast all votes with respect to the Allowed Zyskind Claim to accept, and otherwise support the prompt confirmation of, Omtammot’s

Amended Plan, as further amended pursuant to Section 2 above, in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, applicable local rules of the Bankruptcy Court, any solicitation materials distributed in connection with Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, and this Agreement;

iii.	support approval of and not object to, challenge, or in any way impede, the approval by the Bankruptcy Court in the Bankruptcy Cases of the solicitation materials distributed, or sought to be approved for distribution, in connection with Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, and this Agreement, so long as the solicitation materials are not inconsistent with this Agreement;

iv.	refrain from: (a) proposing his own plan of reorganization; (b) supporting, consenting to, or participating in the formulation of any plan of reorganization or liquidation other than Omtammot’s Amended Plan, as further amended pursuant to Section 2 above; (c) directly or indirectly objecting to or otherwise opposing approval of Omtammot’s disclosure notice, so long as the disclosure notice is not inconsistent with this Agreement or contrary to the Bankruptcy Code or otherwise contrary to law; (d) directly or indirectly objecting to or otherwise opposing confirmation of Omtammot’s Amended Plan, as further amended pursuant to Section 2 above; (e) directly or indirectly joining or supporting any other party in objecting to or otherwise opposing Omtammot’s Amended Plan, as further amended pursuant to Section 2 above; (f) seeking any modification of Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, without obtaining the express prior written consent and support of Omtammot; or (g) directly or indirectly taking any action inconsistent with the terms of this Agreement;

v.	not sell, transfer, or otherwise convey to any party other than Omtammot or its assigns the Allowed Zyskind Claim in the Bankruptcy Cases without permitting Omtammot or its assigns to exercise the option set forth in Section 5 below; and

vi.	not sell, transfer, or otherwise convey to any party other than Hapfus, LLC or its assigns any of his shares of stock in IEAM identified in the Stock Purchase Agreement.

4. Option to Purchase Zyskind Claim. Omtammot (or its assigns) shall have the option in its sole discretion to purchase the Zyskind Claim for the payment of $4,700,000. Omtammot shall have five (5) business days following a Termination Event as defined by Section 7 below occurs or, if no Termination Event occurs, the hearing held by the Bankruptcy Court to consider confirmation of Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, to give written notice to Zyskind that it is exercising this option. Within five (5) business days following written notice of Omtammot’s exercise of the option, Omtammot must remit payment of $4,700,000 to Zyskind.

5. Representations and Warranties by both Parties. Each of the Parties represents, warrants and agrees as to such Party that, to the extent applicable, the following statements are true, accurate, and complete as of the Effective Date of this Agreement:

i.	each of the recitals hereto is true, accurate and complete in all material respects;

ii.	other than with respect to approval of the Bankruptcy Court (if applicable), such Party has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

iii.	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary governmental, corporate, partnership, or limited liability company action on its part;

iv.	the execution, delivery and performance by such Party of this Agreement does not and shall not: (a) violate any provision of law, rule or regulation applicable to it; (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party;

v.	such Party is the sole owner of any and all claims, demands, causes of action, obligations, rights and/or liabilities released herein, and that no other party has any right, title, or interest whatsoever in such claims, demands, obligations, rights and/or liabilities as released herein;

vi.	such Party did not rely upon any representation, warranty, statement or promise other than those expressly contained herein; and

vii.	such Party has had the advice of counsel in connection with the matters referred to herein, and has executed and delivered this Agreement freely and knowingly after having received and duly considered such advice and counsel.

6. Representations and Warranties by Zyskind. Zyskind represents, warrants and agrees further that the following statements are true, accurate, and complete as of the Effective Date of this Agreement, and thereafter as provided in Section 9 below:

i.	Except for a Letter Agreement dated April 7, 2010 (the “2010 Letter Agreement”), by and among the Debtor, Zyskind, Omtammot, and Omtammot II, L.P. whereby Zyskind agreed to: (a) accept an allowed claim in the amount of $5,500,000, (b) return all of his shares of stock in IEAM to the Debtors, and (c) vote in favor of the Debtor’s Consolidated Plan of Reorganization, Zyskind has not agreed to support, consent to, or cast a vote to accept any plan of reorganization or liquidation other than Omtammot’s Amended Plan, as further amended pursuant to Section 2 above;

ii.	Except for the 2010 Letter Agreement, Zyskind has not agreed to settle, compromise, or accept from any Person consideration different from the amount set forth in Section 2 above on account of the Zyskind Claim;

iii.	Except as set forth in Section 4 above, Zyskind has not agreed to sell, assign, or transfer the Zyskind Claim to any Person, or granted any option with respect thereto;

iv.	Except as set forth in Stock Purchase Agreement, Zyskind has not agreed to sell, assign, or transfer his shares of stock in IEAM identified in the Stock Purchase Agreement to any Person, or granted any option with respect thereto;

v.	(a) Zyskind has adequate information concerning the business and financial condition of the Debtors and the Bankruptcy Cases to make an informed decision regarding this Agreement; and (b) Zyskind has independently and without reliance on Omtammot or any of its members, managers, employees, agents, attorneys, accountants, or representatives (the “Omtammot Parties”) made his own decision to enter into this Agreement; and

vi.	(a) Zyskind has determined to enter into this Agreement notwithstanding that Omtammot currently may have, and later may come into possession of, information relating to the Debtors or the Bankruptcy Cases that is not known to Zyskind and that such information may be material to Zyskind’s decision to enter into this Agreement (“Excluded Information”); and (b) the Omtammot Parties shall have no liability to Zyskind, and Zyskind waives and releases any claims that he might have against the Omtammot Parties with respect to the non-disclosure of the Excluded Information.

7. Termination of Agreement.

i. This Agreement shall terminate upon the delivery of written notice by either Party (a “Notice of Termination”) to the other Party that any of the following events (each a “Termination Event”) has occurred, provided, however, that no course of dealing, delay, omission or failure to deliver a Notice of Termination on the part of either Party shall operate as a waiver of any Termination Event or otherwise be prejudicial thereto:

(a)	Either Party does not take the actions set forth in this Agreement as and when required or takes actions contrary to the provisions of this Agreement;

(b)	the representations and warranties made by Omtammot in Section 5 and by Zyskind in Section 5 and 6 above are not true and correct;

(c)	an order is entered in the Bankruptcy Cases (i) confirming a plan other than Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, or (ii) denying confirmation of Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, and any such order entered pursuant to (i) or (ii) above is not vacated within sixty (60) days of the Effective Date of this Agreement;

(d)	an order is entered (i) converting the Bankruptcy Cases to cases under Chapter 7 of the Bankruptcy Code, or (ii) dismissing the Bankruptcy Cases, and any such order entered pursuant to (i) or (ii) above is not vacated within sixty (60) days of the Effective Date of this Agreement; or

(e)	Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, is not confirmed on or before the later of: (i) one hundred twenty (120) days after the Effective Date of this Agreement or (ii) sixty (60) days after the entry of an order appointing a Chapter 11 trustee.

8. Effectiveness and Survival. This Agreement shall become effective and binding on the Parties on the Effective Date of this Agreement. Upon a termination of this Agreement as a result of the occurrence of a Termination Event, (i) except as expressly provided herein, nothing in this Agreement shall constitute or be construed as a waiver by any Party of any or all of such Party’s respective rights or remedies under applicable law, and (ii) the provisions of this Agreement and all of the obligations of the Parties hereunder shall be of no further force and effect, except for the provisions of Section 4 and 6(iii)-(vi) hereof which shall at all times remain binding.

9. No Solicitation of Plan Acceptance. The Parties acknowledge and agree that neither the negotiation nor the execution, delivery, or seeking approval (if sought) by the Bankruptcy Court of this Agreement is intended by the Parties to be a solicitation of the acceptance of Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, or any plan within the meaning of sections 1125 and 1126 of the Bankruptcy Code, and such solicitation, to the extent required, shall occur only in accordance with sections 1125 and 1126 of the Bankruptcy Code.

10. Consideration. It is hereby acknowledged by the Parties that no consideration shall be due or paid to Zyskind for his agreement to vote to accept Omtammot’s Amended Plan, as further amended pursuant to Section 2 above, in accordance with the terms and conditions of this Agreement, other than the obligations under this Agreement, which consideration each Party hereby accepts as good and valuable and acknowledges and agrees is sufficient under applicable law.

11. No Third-Party Beneficiaries. The terms and conditions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not confer any third-party beneficiary rights upon any other Person including, without limitation, the Debtors.

12. Miscellaneous Provisions.

i.	This Agreement may be amended, modified, or supplemented only by a subsequent writing signed by the Parties.

ii.	This Agreement is not enforceable by the Debtors.

iii.	The Parties agree to execute and deliver from time to time such other documents and take such other actions as may be reasonably necessary, without payment of further consideration, in order to effectuate the transactions provided for herein. The Parties shall cooperate fully with each other and with their respective counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement.

iv.	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, no rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity without the express prior written consent thereto of each of the other Parties.

v.

For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties and shall not, therefore, be construed against any Party for that reason in any subsequent dispute. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding its conflict of laws principles or any other rule, regulation or principle that would result in the application of any other state’s law. Each of the Parties hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising under or in any way relating to this Agreement. If, and only if, the Bankruptcy Court determines that it does not have jurisdiction over any matters arising under or relating to this Agreement, each of the Parties agrees that the state and/or federal courts in Wilmington, Delaware shall have jurisdiction over such matters.

vi.	Except as otherwise provided herein, all notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent by electronic mail to the recipient if sent by electronic mail before 5:00 p.m. prevailing Eastern Time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, requests, consents and other communications shall be sent to the following addresses:

Omtammot, LLC

c/o Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

and

Ernest C. Segundo, Jr., Managing Member

ernie@pandioncap.com

With a copy to:

Robert J. Dehney, Esquire

Matthew B. Harvey, Esquire

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 18th Floor

P.O. Box 1347

Wilmington, Delaware 19899-1347

and

Edward J. Peterson, III, Esquire

Amy Denton Harris, Esquire

Stichter, Riedel, Blain & Prosser, P.A.

110 E. Madison Street, Suite 200

Tampa, Florida 33602

Beryl Zyskind

925 E. 24th Street

Brooklyn, NY 11210

With a copy to:

Tobey M. Daluz, Esquire

Ballard Spahr LLP

919 North Market Street, 11th Floor

Wilmington, Delaware 19801

or to such other address or to the attention of such other person as the receiving Party has specified by prior written notice to the sending Party.

vii.	This Agreement constitutes the final agreement of the Parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior and contemporaneous oral agreements regarding such subject matter.

viii.	The recitals and prefatory phrases and paragraphs set forth in this Agreement are hereby incorporated in full, and made a part of, this Agreement.

ix.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic mail in portable document format (.pdf) shall be effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

OMTAMMOT, LLC

By:	/s/ Ernest C. Segundo, Jr.
Its:	Managing Member

/s/ Beryl Zyskind	2/20/13
BERYL ZYSKIND

COMPOSITE

EXHIBIT C

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 20th day of February, 2013, by and between HAPFUS, LLC (including assigns, the “Buyer”), AND BERYL ZYSKIND (the “Seller”).

WITNESSETH:

WHEREAS, the Seller is the record and beneficial owner of 105,500,281 shares of the common stock, par value $0.001 per share (the “Purchase Shares”) of Industrial Enterprises of America, Inc. (“IEAM”); and

WHEREAS, the Seller desires to sell the Purchase Shares to the Buyer, and the Buyer desires to purchase the Purchase Shares, upon the terms and subject to the conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements, and subject to the conditions, in each instance as set forth herein, the parties agree as follows:

1. Purchase and Sale of Purchase Shares.

1.1 Stock Sale. Subject to the terms and conditions of this Agreement, the Seller agrees to sell and transfer at the Closing (as defined below), and the Buyer agrees to purchase from the Seller at the Closing, the Purchase Shares (being the 105,500,281 shares of IEAM common stock owned by the Seller) for the consideration and subject to the terms and conditions set forth in this Agreement.

1.2 Consideration. The aggregate consideration for the sale of the Purchase Shares, which is subject to the limitations noted below, shall be payable, as follows:

(a)	An initial payment of $1,000 payable upon the execution of this Agreement (the “Initial Cash Payment”);

(b)	A second payment of $99,000 (the “Closing Cash Payment”) payable at the Closing.

The Initial Cash Payment and the Closing Cash Payment (collectively, the “Aggregate Consideration”) comprise the total consideration for the Purchase Shares. Each payment of cash consideration shall be payable by the Buyer to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing at least two days prior to the anticipated payment date.

1.3 Deliveries upon Execution. Upon the execution of this Agreement, the following deliveries shall be made:

(a)	The Buyer shall make the Initial Cash Payment to the Seller.

(b)	The Seller shall deliver to the Buyer:

(1)	Assignment separate from certificate transferring all the Seller’s right title and interest in the Purchase Shares to the Buyer, duly executed in blank by the Seller, with Medallion Signature Guarantee, substantially in the form attached to this Agreement as Exhibit A.

(2)	The Seller’s irrevocable proxy, notarized and with Medallion Signature Guarantee, giving the Buyer all the Seller’s voting rights in respect of the Purchase Shares, in the form attached to this Agreement as Exhibit B (the “Buyer’s Proxy”).

1.4 Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Morris, Nichols, Arsht & Tunnell LLP., Wilmington, Delaware at 10:00 A.M. no later than five business days after satisfaction of the conditions precedent to the Seller’s and Buyer’s respective closing obligations specified below, or at such other time and place as the parties hereto mutually agree upon (such date, time and place designated as the “Closing”).

(a)	The Buyer’s obligations to close the transactions contemplated by this Agreement are subject to the satisfaction no later than 120 days after the execution of this Agreement or the waiver in writing by the Buyer of the following conditions:

(1)	If the Purchase Shares are evidenced by paper stock certificates, the Buyer shall have received validly issued certificates evidencing the Purchase Shares registered in the name of the Buyer, together with satisfactory written confirmation from IEAM or IEAM’s transfer agent that the Buyer has been duly recorded as the record owner of the Purchase Shares (collectively, the Buyer Record Ownership Documentation”); or, alternatively,

(2)	The Buyer shall have received documentation from IEAM or IEAM’s transfer agent confirming that (i) the Purchase Shares are not evidenced by paper stock certificates and (ii) the Purchase Shares are duly recorded in a valid electronic direct registration system and are registered in the name of the Buyer (the “Buyer Direct Registration Ownership Documentation”); and

(3)	Prior to the receipt by the Buyer of the Buyer Record Ownership Documentation or the Buyer Direct Registration Ownership Documentation, neither IEAM nor any person shall have: (a) questioned the validity or the voting rights of the Purchase Shares or the validity or effectiveness of the Buyer’s Proxy or (b) otherwise engaged in direct or indirect conduct that could reasonably be expected to result in invalidating or adversely affecting the voting rights of the Purchase Shares or the Buyer’s Proxy (individually, an “Adverse Stock Action”); and

2

(4)	The United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) enters in IEAM’s pending Chapter 11 case an order confirming the Joint Chapter 11 Plan of Reorganization for Industrial Enterprises of America, Inc. and its Subsidiaries proposed by Omtammot, LLC, as amended by the Restructuring and Plan Support Agreement dated the same date as this Agreement between the Seller and Omtammot LLC, an affiliate of the Buyer (the “Restructuring and Support Agreement”), as such plan may be further amended, the “Omtammot Plan.”

(b)	The Seller’s obligations to close the transactions contemplated by this Agreement are subject to the satisfaction or the waiver in writing by the Seller of one of the following conditions:

(1)	The Bankruptcy Court enters an order confirming the Omtammot Plan on or before the later of: (i) 120 days after the execution of this Agreement or (ii) 60 days after the entry of an order appointing a chapter 11 trustee or, alternatively,

(2)	If the Bankruptcy Court enters an order:

(a) confirming a plan other than the Omtammot Plan, or

(b) denying confirmation of the Omtammot Plan, or

(c) converting the pending IEAM Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code, or

(d) dismissing the pending IEAM Chapter 11 case,

and any such orders are not vacated on or before the date that is sixty days after the execution of this Agreement, then within five (5) business days after the expiration of said sixty day period, the Buyer exercises its option to purchase the “Zyskind Claim” (as that term is defined in the Restructuring and Support Agreement) and remits payment to Seller in accordance with Section 4 of the Restructuring and Support Agreement.

1.5 Deliveries at the Closing. At the Closing, the Buyer shall deliver the Closing Cash Payment to the Seller.

1.6 No Closing Held. If each of the foregoing conditions precedent are not either satisfied or waived by the applicable party on the terms set forth in Section 1.4, the parties will not proceed to Closing and this Agreement will terminate and the Buyer and

3

the Seller shall thereupon be released of their obligations under this Agreement. Upon the return to the Buyer of the Initial Cash Payment, the Buyer shall return to the Seller the Proxy, which upon such return shall have no force or effect.

2. Representations and Warranties of the Buyer. The Buyer hereby represents, warrants and covenants to the Seller that:

2.1 Authorization. The Buyer has full power and authority to enter into and perform the Buyer’s obligations under this Agreement and complete the transactions contemplated by this Agreement, and this Agreement constitutes the Buyer’s valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.2 No Violation; Compliance with Other Instruments. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not result in any violation of any judgment, order, writ, decree, statute, rule or regulation to which the Buyer is subject or any agreement, contract, or other instrument to which the Buyer is a party or by which the Buyer is bound or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision, that, in each of the foregoing instances, would be reasonably likely to substantially interfere with or prevent the sale and purchase of the Purchase Shares and the consummation of the transactions contemplated by this Agreement. In particular, Omtammot, LLC, an affiliate of the Buyer is a party to that certain letter agreement dated April 7, 2010, concerning, among other things, the possible return by the Seller to IEAM of all or substantially all of the Purchase Shares (the “April 2010 Letter Agreement”), but the terms and conditions of the April 2010 Letter Agreement were not satisfied.

2.3 No Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Buyer is required as a pre-condition to the valid and binding consummation of the transactions contemplated by this Agreement.

2.4 No Litigation. There is no action, suit, proceeding or investigation pending, or, to the Buyer’s knowledge, currently threatened against the Buyer that questions the validity of this Agreement or the right of the Buyer to enter into this Agreement or to consummate the transactions contemplated hereby.

2.5 Information; No Reliance on Seller. In arriving at the decision to buy the Purchase Shares from the Seller, the Buyer has relied solely on information regarding IEAM’s bankruptcy proceedings, financial condition and future prospects the Buyer obtained from sources other than the Seller, except for the Seller’s representations, warranties, covenants and undertakings in this Agreement upon each of which the Buyer has relied. In this regard, the Buyer acknowledges that the Buyer had the right and ample opportunity, prior to entering into this Agreement and buying the Purchase Shares, to obtain sufficient information about IEAM to arrive at an informed decision about the purchase of the Purchase Shares and other transactions contemplated by this Agreement.

4

The Buyer specifically confirms that, in arriving at the Buyer’s decision to enter into this Agreement and complete the transactions contemplated by this Agreement, the Buyer has not relied on any written or oral statements made or omitted to be made or provided by the Seller, the Seller’s affiliates or the Seller’s agents, except for the Seller’s representations, warranties, covenants and undertakings in this Agreement upon each of which the Buyer has relied.

3. Representations and Warranties of the Seller. The Seller hereby represents, warrants and covenants to the Buyer that:

3.1 Authority and Authorization. The Seller has full power and authority to enter into and perform the Seller’s obligations under this Agreement and complete the transactions contemplated by this Agreement, and this Agreement constitutes the Seller’s valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Ownership of Purchase Shares. The Seller is the record and sole beneficial owner of the Purchase Shares, being 105,500,281 shares of IEAM common stock, and the Seller has maintained such ownership continuously for not less than three years prior to the date of this Agreement. The Purchase Shares were initially represented by paper stock certificates. On or about August 21, 2009, the Seller submitted the stock certificates evidencing the Purchase Shares to IEAM and IEAM’s transfer agent to have such certificates replaced by direct electronic registration of the Purchase Shares in the Seller’s name under IEAM’s direct registration system (DRS). The Seller has continued to maintain the ownership of the Purchase Shares in DRS status continuously since August 21, 2009. The Seller has provided to the Buyer prior to the execution of this Agreement with true and correct copies of all correspondence, certificates or documents (whether received via regular mail, fax or email) received by the Seller from IEAM or IEAM’s transfer agent regarding the Purchase Shares or the status of the Purchase Shares in DRS status or as evidenced by paper stock certificates.

3.3 Free of Liens, Etc. The Seller has not subjected any of the Purchase Shares to any lien, mortgage, encumbrance, charge, claim, option to purchase, restriction or other rights or interest of third persons of any kind (including to affiliates of the Seller), except as has been separately disclosed in a written instrument delivered to the Buyer no later than three business days prior to the date of this Agreement and which, in every instance, has been satisfied, extinguished or otherwise removed from affecting any of the Purchase Shares. For purposes of this Agreement, “encumbrance” shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or governing the use, voting, transfer, receipt of income or exercise of any other attribute of ownership. In this regard, the Seller will sell and transfer all of the Seller’s legal and equitable right, title and interest in the Purchase Shares to the Buyer free and clear of lien, mortgage, encumbrance, charge, claim, option to purchase, restriction or rights or other interest of third persons of any kind (including affiliates of the Seller) and the Buyer will thereby acquire good and marketable title to and beneficial and record ownership of the Purchase Shares.

5

3.4 No Violation; Compliance with Other Instruments. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not result in any violation of any judgment, order, writ, decree, statute, rule or regulation to which the Seller is subject or any agreement, contract, or other instrument to which the Seller is a party or by which the Seller is bound or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon the Purchase Shares, or that otherwise might be reasonably likely to significantly interfere with or prevent the sale and purchase of the Purchase Shares and the consummation of the transactions contemplated by this Agreement. In particular, the Seller is a party to the April 2010 Letter Agreement, but the terms and conditions of the April 2010 Letter agreement were not satisfied.

3.5 No Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Seller is required as a pre-condition to the valid and binding consummation of the transactions contemplated by this Agreement.

3.6 No Litigation. There is no action, suit, proceeding or investigation pending, or to the Seller’s knowledge, currently threatened against the Seller that questions the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate the transactions contemplated hereby.

3.7 No Bankruptcy. The Seller: (i) has not and does not intend to make an assignment for the benefit of creditors; (ii) is not insolvent (on a balance sheet or income statement approach); (iii) has not been adjudicated as bankrupt; (iv) has not and does not intend to file a voluntary petition for relief under the United States Bankruptcy Code, a pre-packaged bankruptcy, or seek any other relief under any other similar law or statute of the United States or any state; and (v) is not subject to an involuntary petition in bankruptcy or any similar proceeding.

3.8 Information; No Reliance on Buyer. In arriving at the decision to sell the Purchase Shares to the Buyer, the Seller has relied solely on information regarding IEAM’s bankruptcy proceedings, financial condition and future prospects the Seller obtained from sources other than the Buyer, except for the Buyer’s representations, warranties, covenants and undertakings in this Agreement upon each of which the Seller has relied. In this regard, the Seller acknowledges that the Seller had the right and ample opportunity, prior to entering into this Agreement and selling the Purchase Shares, to obtain sufficient information about IEAM to arrive at an informed decision about the sale of the Purchase Shares and other transactions contemplated by this Agreement. The Seller specifically confirms that, in arriving at the Seller’s decision to enter into this Agreement and complete the transactions contemplated by this Agreement, the Seller has not relied on any written or oral statements made or omitted to be made or provided by the Buyer, the Buyer’s affiliates or the Buyer’s agents, except for the Buyer’s representations, warranties, covenants and undertakings in this Agreement upon each of which the Seller has relied.

6

4. Miscellaneous.

4.1 Further Assurances. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 4.3 below). The Seller specifically covenants and agrees that following the execution of this Agreement, the Seller shall, at his sole cost and expense, use his commercially reasonable best efforts in his capacity as the record owner of the Purchase Shares to cause IEAM and IEAM’s transfer agent to deliver to the Buyer either the Buyer Record Ownership Documentation or the Buyer Direct Registration Ownership Documentation. In furtherance of the foregoing obligation, the Seller shall not be required to expend or incur costs in excess of $5,000. Provided, however, the Seller shall continue to use his commercially reasonable best efforts to cause the delivery of either the Buyer Record Ownership Documentation or the Buyer Direct Registration Ownership Documentation even after the expenditure of $5,000 in costs if the Buyer pays for the costs in excess of $5,000.

4.2 Survival. The warranties, representations and covenants and agreements of the Buyer and the Seller contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and any investigation made at any time, until the last to occur of the expiration of the applicable statute of limitations or for a period of one (1) year.

4.3 Indemnification. The Seller hereby agrees to indemnify the Buyer in respect of any and all claims, losses and expenses which may be incurred by the Buyer arising out of: (i) any breach by the Seller of any of the Seller’s representations, warranties, covenants or agreements made in this Agreement regarding the Seller’s ownership of or past or future dealings with the Purchase Shares; and (ii) any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 4.3, including reasonable fees and disbursements of counsel (during investigation or indemnified matters prior to the assertion of an indemnification claim hereunder and regardless of whether trial is instituted and at trial or in appellate proceedings). The indemnification provided by Section 4.3(i) above shall be limited to the amount of the Aggregate Consideration actually received by the Seller. The indemnification provided by Section 4.3(ii) above regarding the costs and expenses of any suit, action or proceeding for which indemnification is provided shall be limited to $50,000.

4.4 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. The Buyer may assign its rights and obligations under this Agreement to an affiliate of the Buyer with the financial wherewithal to perform the Buyer’s obligations hereunder. Any other assignment of rights, obligations, or interests under this Agreement may be made only upon the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7

4.5 Governing Law; Consent to Jurisdiction and Venue. For those matters or disputes of any nature arising out of, connected with, related or incidental to this Agreement, the parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Florida located in Hillsborough County, Florida and to the jurisdiction of the United States District Court for the Middle District of Florida for the purpose of bringing any action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on either of the parties hereto with regard to any such action may be made by mailing the process to such party by regular or certified mail to the address of such Person set forth herein or to any subsequent address to which notices shall be sent or in any other manner permitted by applicable law. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each party waives its rights to a trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

4.6 Waiver of Jury Trial. EACH PARTY HERETO, BY ITS ACCEPTANCE HEREOF, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF A PARTY HERETO.

4.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when received on the day of transmission if transmitted by telephone line facsimile transmission, Internet email or other similar electronic or digital transmission method, if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of delivery or receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other party hereto.

4.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only in the case of amendment to this Agreement with the written consent of the Buyer and the Seller and in the case of waiver with the written consent of the party giving the waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Buyer and the Seller.

8

4.10 Severability and Interpretation. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized shall be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

4.11 Entire Agreement; No Oral Modifications. This Agreement (including the preamble and exhibits) and the documents referred to herein constitute the entire agreement among the parties concerning the subject of this Agreement and no party shall be liable or bound to any other party in any manner by any oral promises, statements, warranties, representations or covenants except as specifically set forth herein.

4.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

4.13 Specific Performance; Costs of Enforcement. Each party hereto agrees that damages at law will be an insufficient remedy to the other party hereto in the event that a party violates the terms of this Agreement, and that each party shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions hereof, which injunctive relief shall be in addition to any other rights or remedies available to such party. Each party agrees to pay to the prevailing party all costs and expenses incurred by the prevailing party relating to the enforcement of the terms of this Agreement, including reasonable fees and disbursements of counsel (during investigation, before trial, at trial and in appellate proceedings). In connection with the foregoing, the term “prevailing party” shall mean the party whose position is substantially adopted or enforced by the court having jurisdiction over the dispute.

[SIGNATURE PAGE FOLLOWS]

9

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

“Buyer”

HAPFUS, LLC

By:	/s/ Ernest C. Segundo, Jr.
Ernest C. Segundo, Jr.

Its:	Managing Member

Date:	20 Feb 2013

Email: ernie@pandioncap.com

Telephone: (727) 456-8989

Address: Attention: HAPFUS, LLC
C/O Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

“Seller”

/s/ Beryl Zyskind
Beryl Zyskind

Date:	2/26/13

Email: bzyskind@aol.com

Telephone: (347) 992-5513

Address: 925 East 24t Street Brooklyn, NY 11210

10

Exhibit A

Irrevocable Stock Power

Industrial Enterprises of America, Inc.

For Value Received, I/We Hereby Sell, Assign And Transfer Unto

Names(s) of New Owner(s)

Address of New Owner(s)

Taxpayer Identification/ Social Security Number of Principal New Owner

Certificate(s) No(s)

Number of Shares Transferred

and do hereby irrevocably constitute and appoint Industrial Enterprises of America, Inc. Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Signature(s) of All Registered Owner(s)

X	/s/ Beryl Zyskind	Date:	2/26/13

X	/s/ Beryl Zyskind	Date:	2/26/13

The signature(s) to this assignment must correspond with the name(s) as they appear on the face of the certificate.

11

Important: Medallion Signature Guarantee – The signature(s) must be guaranteed by an eligible guarantor institution (Banks, Brokerage Firms, Savings and Loan Associations and Credit Unions with Membership in an Approved Signature Guarantee Medallion Program) Pursuant to S.E.C. Rule 17Ad-15.

Affix Medallion Signature Guarantee Stamp Below (Notary Stamps Are Not Acceptable)

12

Exhibit B

BERYL ZYSKIND

IRREVOCABLE PROXY

105,500,281 SHARES OF COMMON STOCK

INDUSTRIAL ENTERPRISES OF AMERICA, INC.

The undersigned, Beryl Zyskind, revoking all prior proxies, hereby appoints Hapfus, LLC, as proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of the undersigned, in respect of 105,500,281 the shares of common stock (the “Covered Shares”), par value $0.001 per share, of Industrial Enterprises of America, Inc., a Nevada corporation (the “Corporation”) with all power and authority to vote all of the Covered Shares from time to time at any annual or special meeting of stockholders of the Corporation, grant a consent or approval or exercise similar powers in respect of the Covered Shares, in each instance with all powers which the undersigned would possess if personally present or acting in person by written consent of stockholders of the Corporation.

The undersigned affirms that this Proxy is granted pursuant to that certain Stock Purchase Agreement between Beryl Zyskind (as Seller) and Hapfus, LLC (as Buyer) dated February 20, 2013, and signed by the undersigned on February 26, 2013, is irrevocable, coupled with an interest and may not be revoked. Without limiting the generality of the foregoing, this Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.355 of the Nevada Revised Statutes.

All obligations of the undersigned under this Proxy shall survive the death of the undersigned and be binding upon and enforceable against the successors and assigns of the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this irrevocable proxy

/s/ Beryl Zyskind
Beryl Zyskind

Date:	3/3/2013

[Notary and Medallion Signature Guarantee Are on Next Page – Both Must be Provided]

13

BERYL ZYSKIND

IRREVOCABLE PROXY – NOTARY AND SIGNATURE GUARANTEE

105,500,281 SHARES OF COMMON STOCK

INDUSTRIAL ENTERPRISES OF AMERICA, INC.

STATE OF	New York	)
) ss.
COUNTY OF	Kings	)

Sworn to and subscribed before me this 3 day of March, 2013 by Beryl Zyskind, who is personally known to me or who produced New York State Drivers Lic as identification.

/s/ Leo Salzman
Notary Public

Leo Salzman
Print
My Commission Expires:	July 31, 2014

Important: Medallion Signature Guarantee – The signature(s) must be guaranteed by an eligible guarantor institution (Banks, Brokerage Firms, Savings and Loan Associations and Credit Unions with Membership in an Approved Signature Guarantee Medallion Program) Pursuant to S.E.C. Rule 17Ad-15.

Affix Medallion Signature Guarantee Stamp Below (Notary Stamps Are Not Acceptable)

14